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                                                  Exhibit 4



              SECOND AMENDMENT TO HUFFY CORPORATION
         1988 STOCK OPTION PLAN AND RESTRICTED SHARE PLAN

This Amendment is made and effective as of April 26, 1996 to the Huffy Corporation 1988 Stock Option Plan and Restricted Share Plan (the "Plan"), approved and adopted on April 15, 1988 by the Shareholders of Huffy Corporation (the "Company") and amended April 24, 1992, under the following circumstances:

The Company desires to amend the Plan and such amendment was approved and adopted by the Shareholders of the Company on April 26, 1996;

NOW, THEREFORE, the Plan shall be amended as follows:

1. Definitions. All capitalized terms herein, unless otherwise specifically defined in this Amendment, shall have the meanings given to them in the Plan.

2. Amendment. Section 5(a) of the Plan is hereby amended in its entirety to read as set forth below:

"5.  SHARES SUBJECT TO THE PLAN

(a) The total number of shares of Common Stock which may be issued under the Plan shall not exceed 1,775,000 shares, subject, however, to adjustments required under the provisions of Section 5(d) hereof. The number of shares of Common Stock that may be subject to options granted to an employee under the Plan during any calendar year shall not exceed fifteen percent (15%) of the total number of shares of Common Stock which may be issued under the Plan."

3. Effective Date and Affirmation. This Amendment shall be effective as of April 26, 1996. Except as amended hereby and the first amendment dated April 24, 1992, the Plan remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the Amendment has been executed as of April 26, 1996.


                                     HUFFY CORPORATION


                                     By: /S/NANCY A. MICHAUD